SIXTH SUPPLEMENTAL INDENTURE

                This Sixth Supplemental Indenture (the "Supplemental Indenture") is made and entered into as of December 29, 1994 between Salomon Inc, a Delaware corporation (the "Company"), and Citibank, N.A., a national banking association (the "Trustee"), as Trustee under the Indenture dated as of December 1, 1988, as amended as of September 7, 1990, June 12, 1991, July 1, 1992, October 29, 1992 and December 14, 1993, between the Company and the Trustee (as amended to the date hereof, the "Indenture").

                The parties hereto previously entered into the Indenture to provide for the issuance and sale by the Company of its Senior Debt Securities (the "Debt Securities"). Section 1101(5) of the Indenture authorizes the Company and the Trustee, without the consent of any holder of Securities, to enter into a supplemental indenture to change any of the provisions of the Indenture, provided that any such change shall become effective only when there is no Outstanding Debt Security or Coupon (as such terms are defined in the Indenture) of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply.

                All acts and things necessary to make this Sixth Supplemental Indenture a valid and binding agreement for the purposes herein expressed have been duly done and performed, and the execution and delivery of this Sixth Supplemental Indenture have been duly authorized by the Company.

                The parties hereto now desire to amend the Indenture and, accordingly, agree as follows:

                                   ARTICLE I

                The first paragraph of Section 1305 is hereby amended as to Debt Securities originally issued on or after December 29, 1994 to read in its entirety as follows:

Section 1305.  Notice of Redemption.

                Notice of redemption shall be given by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company, not more than 60 days prior, and not less than the number of days specified in any Debt Security, which shall not be less than 15 days prior, to the Redemption Date, to the Holders of Debt Securities of any series to be redeemed in whole or in part pursuant to this Article Thirteen, in the manner provided by Section 105. Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. Failure to give such notice, or any defect in such notice to the Holder of any Debt Security of a series designated for redemption, in whole or in part, shall not affect the sufficiency of any notice of redemption with respect to the Holder of any other Debt Security of such series.

                                  ARTICLE II

                Except as amended as set forth above, the Indenture is in all respects ratified and confirmed and the terms, provisions and conditions thereof shall remain in full force and effect. This Supplemental Indenture shall take effect on the date hereof, but shall apply only to Debt Securities originally issued on or after December 29, 1994, and shall have no effect on any Debt Securities originally issued prior to December 29, 1994.

                                  ARTICLE III

                This Supplemental Indenture shall be deemed to be a contract made and to be performed entirely in the State of New York, and for all purposes shall be governed and construed in accordance with the laws of said State without regard to the conflicts of laws rules of said State. This Supplemental Indenture may be executed in any number of counterparts, all which taken together constitute one and the same instrument. This Supplemental Indenture is subject to the terms and conditions in the Indenture including terms and conditions limiting the liabilities of the Trustee. The Trustee has no responsibility for the correctness of the statements of fact herein contained which shall be taken as the statements of the Company and makes no representations as to the validity or sufficiency of the Sixth Supplemental Indenture.

                IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.
                                          SALOMON INC
                                          By: /s/ William J. Jennings
                                          William J. Jennings
                                          Senior Vice President
Attest:


/s/ Arnold S. Olshin
Arnold S. Olshin
Secretary
                                          CITIBANK, N.A., as Trustee
                                          By: /s/ Arthur W. Aslanian
                                          Arthur W. Aslanian
                                          Vice President
Attest:


/s/ P. DeFelice
Vice President



STATE OF NEW YORK   )
                    )    SS.:
COUNTY OF NEW YORK  )

                On the 28th day of December, 1994, before me personally came WILLIAM JENNINGS, to me known, who, being by me duly sworn, did depose and say that he is the SENIOR VICE PRESIDENT of SALOMON INC, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.
                                                  /s/ Kathleen A. Burns
                                                        Notary Public
SEAL

STATE OF NEW YORK   )
                    )    SS.:
COUNTY OF NEW YORK  )

                On the 28th day of December, 1994, before me personally came ARTHUR W. ASLANIAN, to me known, who, being by me duly sworn, did depose and say that he is a Vice President of CITIBANK, N.A., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.
                                                   /s/ Jeffry Berger
                                                       Notary Public
SEAL